Exhibit 23.8

621 SEVENTEENTH STREET SUITE 1550	DENVER, COLORADO, 80293 TELEPHONE (303)623-9147

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 for Extraction Oil & Gas, Inc. of information from, and the inclusion of, our reports, dated January 27, 2015, with respect to the estimates of reserves and future net revenues of Extraction Oil & Gas, LLC as of December 31, 2014, dated March 15, 2016, with respect to the estimates of reserves and future net revenues of Extraction Oil & Gas, LLC as of December 31, 2015, dated June 17, 2016, with respect to the estimates of reserves and future net revenues of 8 North, LLC as of December 31, 2015, dated July 5, 2016, with respect to the estimates of reserves and future net revenues of Mountaintop Minerals, LLC as of December 31, 2015, dated July 25, 2016, with respect to the estimates of reserves and future net revenues of Extraction Oil & Gas, LLC as of June 30, 2016, dated August 2, 2016, with respect to the estimates of reserves and future net revenues of 8 North, LLC as of June 30, 2016, dated August 10, 2016, with respect to the estimates of reserves and future net revenues of Mountaintop Minerals, LLC as of June 30, 2016, and dated August 31, 2016, with respect to the estimates of reserves and future net revenues of certain leasehold interests of Bayswater Exploration & Production, LLC as of June 30, 2016, each of which appears in the prospectus filed on October 13, 2016, which forms a part of Extraction Oil & Gas, Inc.’s Registration Statement on Form S-1 (No. 333-213634). We further consent to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-1 and such prospectus.

\s\ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Denver, Colorado

October 13, 2016